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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2008

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

April 4, 2008

Dear Fellow Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Standard Parking Corporation to be held on April 22, 2008, at 9:00 a.m., local time, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611.

        Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement. A copy of our Annual Report is also enclosed with these materials.

        You may submit your proxy by returning the enclosed proxy card. If you submit your proxy before the meeting and subsequently decide to attend the meeting in person, you may still vote in person at the meeting. For further information regarding the matters to be voted upon at the Annual Meeting, I urge you to read the accompanying Proxy Statement carefully.

        Whether you intend to vote in person or by proxy, please let us know whether you plan to attend the Annual Meeting by informing us when you submit your proxy, as indicated in your proxy instructions. Please note that if you plan to attend the Annual Meeting but your shares are held in a name other than your own (for example, if your shares are held by a broker in "street name"), then certain steps, described in the accompanying Proxy Statement, will be required for you to be admitted into the meeting.

        If you have any questions concerning the meeting, please contact our Investor Relations Team at investor_relations@standardparking.com. For questions regarding your stock ownership, you may contact our transfer agent, Continental Stock Transfer & Trust Company-Proxy Services, at (212) 509-4000, extension 520.

        Thank you for your ongoing support and continued interest in Standard Parking Corporation.

Very truly yours,

James A. Wilhelm President and Chief Executive Officer

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 22, 2008
Time:	9:00 a.m., local time
Place:	The Whitehall Hotel 105 East Delaware Place Chicago, Illinois 60611
Proposals:	1. Election of our directors 2. Amendments to the Long-Term Incentive Plan 3. Ratify the appointment of independent auditors
Record Date:	March 17, 2008
Voting Methods:	Written ballot—Complete and return a proxy card In person—Attend and vote at the meeting

        Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.

        This Proxy Statement is accompanied by a copy of the annual report to stockholders.

On behalf of the Board of Directors:

Robert N. Sacks, Executive Vice President, General Counsel and Secretary Chicago, April 4, 2008

PROXY STATEMENT

TABLE OF CONTENTS

GENERAL INFORMATION	1
ABOUT THE ANNUAL MEETING	1
DATE, TIME AND PLACE OF THE ANNUAL MEETING	1
WHO CAN VOTE; VOTES PER SHARE	1
HOW TO VOTE; SUBMITTING YOUR PROXY; REVOKING YOUR PROXY	2
QUORUM AND VOTING REQUIREMENTS	2
PROXY SOLICITATION	3
2007 AUDITED FINANCIAL STATEMENTS	3
PROPOSAL NO. 1: ELECTION OF DIRECTORS	3
BOARD AND CORPORATE GOVERNANCE MATTERS	4
DIRECTOR BIOGRAPHIES	4
DIRECTOR INDEPENDENCE AND CONTROLLED COMPANY STATUS	7
NOMINATIONS FOR DIRECTORS	7
Identifying Candidates	7
Criteria for Board Membership	8
COMMUNICATING WITH THE BOARD	8
CORPORATE GOVERNANCE	8
Questionnaires	8
Related-Party Transaction Policy	9
Codes of Conduct and Ethics	9
MEETINGS AND COMMITTEES OF THE BOARD	10
THE BOARD	10
COMMITTEES OF THE BOARD	10
Audit Committee	10
Nominating & Corporate Governance Committee	11
Compensation Committee	11
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	12
COMPENSATION DISCUSSION AND ANALYSIS	13
OVERVIEW	13
COMPENSATION STUDY	13
COMPENSATION OBJECTIVES	14
COMPENSATION PHILOSOPHY AND BENCHMARKING	15
COMPENSATION PROGRAM COMPONENTS	16
Base Salary	16
Annual Bonus—Management Incentive Compensation Program	16
Perquisites and Personal Benefits	17
Long-Term Incentive Plan (LTIP)	17
Retirement Benefits and Deferred Compensation Opportunities	18
Severance and Other Benefits Upon Termination of Employment	19
DETERMINATION OF 2007 COMPENSATION	19
Compensation of Our Chief Executive Officer	19
Compensation of Our Other Named Executive Officers	19
DETERMINATION OF 2008 COMPENSATION	20
Objectives	20
Overview of Award Details	20
REASONABLENESS OF COMPENSATION	21

i

COMPENSATION COMMITTEE REPORT	22
EXECUTIVE COMPENSATION	22
SUMMARY COMPENSATION TABLE	22
EMPLOYMENT AGREEMENTS	23
GRANTS OF PLAN-BASED AWARDS FOR 2007	24
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007	25
OPTION EXERCISES AND STOCK VESTED DURING 2007	25
OPTION RE-PRICING	25
PENSION BENEFITS	26
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	26
Potential Payments to Chief Executive Officer	26
Potential Payments to John V. Holten	27
Potential Payments to Other Named Executive Officers	28
DIRECTOR COMPENSATION	34
DIRECTOR COMPENSATION DISCLOSURE TABLE	34
TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS	34
STOCK REDEMPTION FROM MAJORITY STOCKHOLDER	34
MANAGEMENT CONTRACTS AND RELATED ARRANGEMENTS WITH AFFILIATES	35
GUNNAR KLINTBERG CONSULTING AGREEMENT AND HOLBERG AGREEMENT	35
SECURITY OWNERSHIP	36
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	36
CHANGE IN CONTROL	38
BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF COMMON STOCK	38
PROPOSAL NO. 2—APPROVAL OF AMENDMENTS TO STANDARD PARKING CORPORATION LONG-TERM INCENTIVE PLAN	39
THE PLAN IN GENERAL AND THE PLAN AMENDMENT	39
DESCRIPTION OF THE PLAN	39
TYPES OF AWARDS	40
AWARDS GRANTED	40
FEDERAL INCOME TAX CONSEQUENCES OF AWARDS	42
VOTE REQUIRED FOR THE PLAN AMENDMENT	43
PROPOSAL NO. 3—APPOINTMENT OF INDEPENDENT AUDITORS	44
AUDIT COMMITTEE DISCLOSURE	44
GENERAL	44
INDEPENDENT AUDITORS' FEES	44
PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR	45
REPORT OF THE AUDIT COMMITTEE	45
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	46
INCORPORATION BY REFERENCE	47
APPENDIX A—RELATED-PARTY TRANSACTION POLICY
APPENDIX B—PLAN AMENDMENT

ii

GENERAL INFORMATION

        The Board of Directors (the "Board") of Standard Parking Corporation is soliciting your proxy for use at the 2008 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 22, 2008. These proxy materials are first being mailed on or about April 4, 2008 to holders of our common stock, par value $0.001 per share, of record at the close of business on March 17, 2008.

        A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2007, accompanies this Proxy Statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

        We are a leading national provider of parking facility management services. We provide on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. We manage approximately 2,100 locations, containing over one million parking spaces, in over 330 cities across the United States and Canada. In addition, we manage 122 parking-related and shuttle bus operations serving 63 airports.

        Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the "SEC"). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Conduct, our Code of Ethics for Certain Executives, Anti-Fraud Program and the charters of each of the Board's committees. We do not intend for information made available through our website to be part of this Proxy Statement.

        You also may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

        Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

        We use the terms "Standard Parking," the "Company," "we," "our" and "us" in this Proxy Statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

        On December 4, 2007, our Board declared a 2-for-1 stock split in the form of a 100% common stock dividend to stockholders of record as of the close of business on January 8, 2008, which was distributed on January 17, 2008. All share and per share data included in this Proxy Statement have been adjusted to reflect this stock split.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        We will hold the Annual Meeting at 9:00 a.m., local time, on April 22, 2008, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

        The Board has set March 17, 2008 as the record date for the Annual Meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on March 1, 2008, there were 18,094,989 shares of common stock outstanding.

        Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

        You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates James A. Wilhelm and Robert N. Sacks to vote your shares in accordance with the voting instructions you indicate in your proxy.

        If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board's recommendations, which are described in this Proxy Statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then James A. Wilhelm and Robert N. Sacks will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

        You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 11:00 a.m., local time, on April 18, 2008.

        Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by sending a written notice to our Secretary at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Any such notice must be received by 11:00 a.m., local time, on April 21, 2008. If you wish to revoke your submitted proxy card and submit new voting instructions, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 11:00 a.m., local time, on April 21, 2008, or you can revoke your proxy in person and vote your shares at the meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

        Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed Proxy Statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

        If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "nominee"), then your name will not appear in our register of stockholders. Those shares are held in your nominee's name, on your behalf, and your nominee will be entitled to vote your shares. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

        The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker "non-votes" are counted as represented. A "non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

        For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointments of the nine director nominees will be considered and voted upon as separate proposals. Abstentions and broker "non-votes" will not affect the voting results.

Proxy Solicitation

        We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Continental Stock Transfer & Trust Company, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2007 Audited Financial Statements

        Copies of the financial statements for our year ended December 31, 2007 are included in our Annual Report which we are delivering to you with this Proxy Statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        The first proposal scheduled to be voted on at the meeting is the election of our directors. Our Board currently consists of nine members who are elected annually. The Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, Karl G. Andren, Charles L. Biggs, Karen M. Garrison, John V. Holten, Gunnar E. Klintberg, Leif F. Onarheim, A. Petter Østberg, Robert S. Roath and James A. Wilhelm to serve as our directors. Each of these nominees is currently serving as a member of our Board and will serve a one-year term until out next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
THE BOARD'S NINE NOMINEES.

        If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

        Set forth below are the biographies of our director nominees.

Karl G. Andren Age: 61 Board Committee: Audit
Mr. Andren has served as a director since January 1, 2008. Mr. Andren was chairman of Circle-Line Sightseeing Yachts, Inc., a subsidiary of New York Cruise Lines, Inc., which operates the leading sightseeing cruise line in New York City, from 1981 until July 2007. He has served as a director of President Casinos, Inc. since 1993 and is a member of its audit and compensation committees. Mr. Andren earned his B.S. degree from Upsala College in 1967 and his M.S. in economics from Penn State University in 1969.
Charles L. Biggs Age: 67 Board Committees: Audit, Compensation (Chair)
Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte's strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of Qwest Communications International Inc. since April 2004 and is a member of their audit committee, compensation committee, governance committee and is chair of the finance committee. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.
Karen M. Garrison Age: 59 Board Committees: Audit, Nominating & Corporate Governance (Chair)
Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the audit committee and chairperson of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare and is a member of Tenet's quality & governance committee & nominating committee. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.

John V. Holten Age: 51 Chairman of the Board: Board Committees: Compensation, Nominating & Corporate Governance
Mr. Holten has served as a director and our chairman of the board of directors since 1989. Mr. Holten is the sole trustee of The JVH Descendants' 2007 Trust and the sole manager of each of Vinland Industries LLC and Steamboat Industries LLC. Mr. Holten and The JVH Descendants' 2007 Trust are the owners of Vinland Industries LLC, which owns 100% of the membership interest in Steamboat Industries LLC. Vinland Industries LLC was formed in, and Mr. Holten and The JVH Descendants' 2007 Trust acquired their interests therein in, December 2007. Steamboat Industries LLC has been our majority stockholder since May 2004. Mr. Holten has also served as chairman and chief executive officer of AP Holdings, Inc., our parent company until May 2004, since April 1989, and of Steamboat Holdings, Inc., the parent company of AP Holdings, Inc. Mr. Holten has also served as the chairman and chief executive officer of Holberg Incorporated, our indirect parent until March 2001, since 1986. Mr. Holten received his M.B.A. degree from Harvard University in 1982 and graduated from the Norwegian School of Economics and Business Administration in 1980.
Gunnar E. Klintberg Age: 59
Mr. Klintberg has served as a director since 1989, as vice president from 1998 to 2005 and as a consultant since 2004. Mr. Klintberg has also served as a vice president and director of AP Holdings, Inc. (our former parent company until May 2004), from 1989 to 2006. Mr. Klintberg has also served as a director, vice chairman and secretary of Holberg Incorporated (our indirect parent until March 2001) from 1986 to 2006 and Mr. Klintberg is a party to an employment agreement with and receives compensation from Holberg Incorporated. Mr. Klintberg received his B.A. degree from Dartmouth College in 1972 and a degree in Business Administration from the University of Uppsala, Sweden in 1974.

Leif F. Onarheim Age: 73 Board Committees: Compensation (effective April 22, 2008)
Mr. Onarheim has served as a director since June 2004. He was elected as a member of the Parliament of the Kingdom of Norway in 2001 and served until 2005. Mr. Onarheim is also the chairman of Lovenskiold Vaekero (since 2001) and AHW A/S (since 2000). He is vice chairman of University Hospital of Akershus (since 2006) and Marine Harvest ASA (since 2006). He served for 10 years as managing director and chief executive officer of Nora Industries before its merger with Orkla ASA in 1991, and served as chairman of the merged Orkla Group after the merger until 1992. He is also Partner, Norscan, AS (since 2005). Mr. Onarheim served as chairman of NHO, Norway's largest association of business and industry, from 1996 until 2000. Mr. Onarheim graduated from the Norwegian School of Economics and Business Administration in 1960.
A. Petter Østberg Age: 46 Board Committees: Compensation, Nominating & Corporate Governance
Mr. Østberg has served as a director since June 2004. He joined Holberg Incorporated in 1994 and is currently a senior vice president and its chief financial officer, for which he receives compensation. Mr. Østberg was a vice president of the Company and AP Holdings, Inc. from October 1999 until January 2001. Mr. Østberg became a senior vice president and chief financial officer of AP Holdings, Inc. in May 2004. Mr. Østberg received his B.A. degree in International Relations and Economics from Tufts University in 1985, and his M.B.A. degree from Stanford University Graduate School of Business in 1989.
Robert S. Roath Age: 65 Board Committees: Audit (Chair)
Mr. Roath has served as a director since June 2004. He has been chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer and senior vice president of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital Communications Corporation since May 1997 and is chairman of the audit committee, chairman of the finance committee and a member of the compensation committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and is a CPA in New York.

James A. Wilhelm Age: 54
Mr. Wilhelm has served as our President since September 2000 and as our Chief Executive Officer and a director since October 2001. Mr. Wilhelm served as executive vice president—operations from March 1998 to September 1999, and he served as senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Director Independence and Controlled Company Status

        Although the NASDAQ rules generally require NASDAQ-traded companies to have a board of directors comprised of a majority of independent directors, a "controlled company" is exempt from this requirement. Our parent company, Steamboat Industries LLC, and its affiliates (including Mr. Holten), collectively control more than 50% of the voting power of the Company and, accordingly, we are an exempt controlled company. The Board has determined that a majority of our outside directors,—Messrs. Andren, Biggs, Onarheim and Roath and Ms. Garrison—have no material relationship with us that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. We rely on the "controlled company" exception, however, for committee composition requirements under the NASDAQ rules. Pursuant to this exception, we are exempt from the rule that requires our Compensation Committee and Nominating & Corporate Governance Committee to be composed solely of "independent directors" as defined in the NASDAQ rules. The "controlled company" exception does not modify the independence requirements for our Audit Committee composition, which complies with the Sarbanes-Oxley Act and the NASDAQ independence rules for audit committees. The independent directors meet from time to time in connection with Audit Committee meetings at which only independent directors are present. Two such meetings occurred in 2007.

        The Board determined that, given Mr. Østberg's relationship with Mr. Holten and his affiliates, our controlling stockholder, he may not be considered independent. Mr. Klintberg is not considered independent because of his relationship with Mr. Holten and his affiliates, our controlling stockholder, and because until June 30, 2005, he was an officer of the Company and is presently a paid consultant to the Company. Mr. Wilhelm is not considered independent because he is our Chief Executive Officer.

Nominations for Directors

  Identifying Candidates

        In evaluating candidates for Board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate's skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the Board.

        To date, except for Mr. Andren and Mr. Onarheim, all of the Board's independent directors have been identified with the assistance of a professional search firm specializing in this type of work.

Mr. Andren and Mr. Onarheim were known to Board members through business. Mr. Andren was interviewed by members of the Nominating & Corporate Governance Committee and, prior to his nomination, he met with the members of the Board and members of our management team. In the future, potential candidates will be interviewed by members of the Nominating & Corporate Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee will then be conducted by the entire Board.

        If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

  Criteria for Board Membership

        The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

  •
  The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the shareholders;

  •
  An inquisitive and objective perspective and mature judgment;

  •
  Sufficient time available to fulfill all Board and Committee responsibilities;

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  Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company's activities; and

  •
  Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

        When recommending to the full Board the slate of directors nominated for the election at the annual meeting of shareholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board member.

Communicating with the Board

        The Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our Board or our independent directors as a group, as applicable.

Corporate Governance

  Questionnaires

        On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

  Related-Party Transaction Policy

        As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, the Board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between the Company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is attached to the Proxy Statement as Appendix A.

  Codes of Conduct and Ethics

        We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

        The Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations, as a basis for discharging their oversight responsibilities. While we have not adopted a formal policy regarding the Board attendance at annual shareholder meetings, all directors attended the 2007 annual meeting of shareholders. During 2007, the Board held five meetings, one of which was held by teleconference. Each of the directors who served during 2007 attended 100% of the Board meetings.

Committees of the Board

        The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees currently are the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com. Each of the directors who served on these committees in 2007 attended 100% of the committee meetings, except Mr. Biggs was unable to attend one meeting of the Audit Committee.

  Audit Committee

        The Audit Committee has four members: Karl G. Andren, Charles L. Biggs, Karen M. Garrison and Robert S. Roath (who serves as Chair). Mr. Andren was appointed to the Audit Committee by the Board, effective as of January 1, 2008. The Board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Andren, Biggs and Roath each qualify as an "Audit Committee financial expert" for purposes of the rules and regulations of the SEC. We do not limit the number of public-company audit committees on which any Audit Committee member may serve. Mr.Andren currently serves on the audit committee of President Casinos, Inc., Mr. Biggs currently serves on the audit committee of Qwest Communications International Inc., Ms. Garrison currently serves on the audit committee of The Kaman Corporation and Mr. Roath serves as the chair of the audit committee of InterDigital Communications Corporation. The Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

        The Audit Committee's primary duties and responsibilities are to:

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  review and discuss with management and the independent auditors our annual audited financial statements, our quarterly financial statements and reports, and any releases, information or guidance related thereto;

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  appoint or replace our independent auditors and approve all audit engagement fees and terms for the Company and our subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management's response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

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  review and monitor any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit;

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  review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and review and discuss with our auditors the responsibilities, budget and staffing of our internal audit function;

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  discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversee the maintenance of an internal audit function;

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  review transactions with related persons in accordance with the Statement of Policy for Related-party Transactions adopted by the Board; and

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  prepare a report to be included in our Proxy Statement and provide other regular reports to the Board.

        The Audit Committee held nine meetings in 2007, five of which were held by teleconference.

  Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee consists of three directors: Karen M. Garrison (who serves as Chair), John V. Holten and A. Petter Østberg. Ms. Garrison is the only independent director on this committee. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee's primary duties and responsibilities are to:

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  have general responsibility for Board selection, including the identification of qualified candidates for Board membership;

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  recommend to the Board the directors to serve on each committee of the Board;

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  develop and recommend to the Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the Board for its approval; and

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  prepare a report to be included in our Proxy Statement and provide reports to the Board.

        The Nominating & Corporate Governance Committee held two meetings in 2007.

  Compensation Committee

        The Compensation Committee consists of three directors: Charles L. Biggs (who serves as Chair), John V. Holten and A. Petter Østberg. Mr. Biggs is the only independent director on this committee; however, Leif F. Onarheim, who is an indpendent director, will be appointed to the Compensation Committee effective April 22, 2008. The Compensation Committee's primary duties and responsibilities are to:

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  assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

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  act on behalf of the Board in setting executive compensation policy, administer compensation plans approved by the Board and stockholders, and make decisions or develop recommendations for the Board with respect to the compensation of key executives;

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  review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

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  review and approve corporate goals and objectives relevant to the CEO's compensation, evaluate the CEO's performance in light of those goals and objectives, and determine the CEO's compensation level based on this evaluation; evaluate the CEO's and other key executives' compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executive in past years; and

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  prepare a report to be included in our Proxy Statement and provide other regular reports to the Board.

        The Compensation Committee held two meetings in 2007, one of which was held by teleconference.

Compensation Committee Interlocks and Insider Participation

        Mr. Holten, our chairman and controlling stockholder, serves as a member of our Compensation Committee. None of the other members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        Our Compensation Discussion and Analysis discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers listed in the Summary Compensation Table, and places in perspective the data presented in the tables and other quantitative information that follows this section.

        Our Compensation Committee has administered our executive compensation program since this Committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee's overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

        Historically, we have employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity, since until 2007 we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

        We account for the equity compensation expense for our employees under the rules of SFAS 123R, which we adopted as of January 1, 2006 and which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. It is not anticipated that any executive officer's annual cash compensation will exceed $1 million, and we accordingly have not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Compensation Study

        With the Compensation Committee's concurrence, management engaged Watson Wyatt Worldwide to determine the relationship of our pay practices to those of other companies, with particular reference to the "peer group" companies listed in our previous Proxy Statement as well as to comparably sized businesses. The Watson Wyatt study, which was presented to the Compensation Committee in February 2006, concluded, among other things, as follows:

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  In general, our base salaries were in the 75th percentile when compared to general industry benchmark data.

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  Annual bonus compensation was generally below the 25th percentile.

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  Total cash compensation (base salary and annual bonus) was positioned within market median (50th percentile).

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  Long-term compensation of the type typically found at most public companies was below the 25th percentile.

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  Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned below the 25th percentile, primarily due to the infrequency of equity awards.

        We implemented a new program under our Long-Term Incentive Plan (LTIP) in 2007 that was designed to provide a more competitive long-term incentive opportunity to our named executive officers. See "Compensation Components—Long-Term Incentive Plan," below.

Compensation Objectives

        Our current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivate performance to achieve specific strategic and operating objectives of our Company; and (3) align executives' interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers' employment and other post-termination benefits payable upon retirement, death or disability.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives	Short Term / Annual
	•	Base Salary
	•	Annual Bonus / Management Incentive Compensation Program
	•	Perquisites and Personal Benefits
Long Term
	•	Long-Term Incentive Plan
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
	•	Annual Bonus / Management Incentive Compensation Program
Long Term
	•	Long-Term Incentive Plan
Align named executive officers' and stockholders' long-term interests	Long Term
	•	Long-Term Incentive Plan

        As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with predictable benefit amounts that reward the executive's continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

        Our annual bonus opportunity is primarily intended to motivate named executive officers' performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our LTIP restricted stock and cash award program, as described below, is primarily intended to align named executive officers' long-term interests with stockholders' long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer's annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. LTIP compensation is generally paid out or earned on a longer-term basis and is designed to reward performance over several years.

Compensation Philosophy and Benchmarking

        As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short- and long-term basis, at responsible levels that are consistent with our cost-conscious culture. The changes made in the structure of our plans in 2007, including an emphasis on the implementation of our performance-based LTIP program, have further aligned the interests of management with those of stockholders. At the same time, the Committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

        For benchmarking purposes, the Compensation Committee believes that the most reasonable approach is to evaluate our pay practices for senior executives against that of general industry, regressed for the size of the organization. General industry data has been culled from multiple survey databases, including the 2006 Watson Wyatt Top Management Survey, the Mercer Executive Compensation Survey and two proprietary surveys covering top management in service industries. We do not believe that it is appropriate to establish compensation levels based primarily on other parking companies for several reasons:

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  The parking industry is relatively small and quite fragmented, and typically its compensation policies and practices stem directly from a privately held, non-public "owner's" culture.

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  Due to the small number of public parking companies, there is insufficient parking industry data with which to form a statistical foundation for a policy.

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  Among the few public parking companies at the time of the Watson Wyatt study, there is no exact match to our business model upon which our practices are based. Of the two peer group companies that are in the parking industry, one is engaged in multiple business segments and parking represents only a minor part of its business, and the other has gone private and has a substantial portfolio of owned real estate that requires a different focus. Compensation structure and philosophy can differ significantly given these fundamental business differences.

        Given the information obtained from the Watson Wyatt study, the Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Committee does not believe in fixing compensation levels based only on benchmarking. The Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. The company's actual cash compensation practice is at the market median.

        We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a "pay for performance" culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives' true upside potential has been provided through bonus and stock option or other stock award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary, annual bonus and long-term compensation review process.

Compensation Program Components

        Our compensation to the named executive officers consists primarily of the following elements: base salary, management incentive compensation, perquisites and personal benefits, long-term incentive plan compensation, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment.

  Base Salary

        Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive's qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive's ability to impact short- and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size. The base salaries of the named executive officers did not increase in 2007 except for three individuals who received cost of living increases.

  Annual Bonus—Management Incentive Compensation Program

        Our named executive officers, other than Mr. Holten, participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

        In 2007 our Chief Executive Officer's target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax income goal of $25,013,631. Threshold payments (5% of the target award) were eligible to be made commencing at 80% of the pre-tax income goal and the maximum award opportunity was 185% ($277,500) of the target based on exceeding the pre-tax income goal by 25% or more. In 2006 our Chief Executive Officer's target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax income goal of $19,785,919. Mr. Wilhelm earned 156.2% of his target bonus opportunity in 2007 and 108.9% in 2006.

        Messrs. Warshauer, Wolf and Baumann also participate in the Management Incentive Compensation Program and had a target bonus opportunity of $91,800, $76,979 and $124,692, respectively, in 2007. For Mr. Warshauer, the goals included attainment of the budgeted corporate EBITDA (50%), budgeted divisional pre-tax income (30%), location retention (10%) and audit results (10%). For Messrs. Wolf and Baumann, the goals are budgeted corporate EBITDA (75%) and cost center budget management (25%). The maximum 2007 award opportunities for Messrs. Baumann, Wolf and Warshauer were 125% ($155,865), 125% ($96,224) and 120% ($110,160), respectively. The maximum award opportunity as a percentage of the total target opportunity for Mr. Warshauer was less than that for Messrs Baumann and Wolf because two of the four metrics applicable to Mr. Warshauer's bonus opportunity (location retention and audit results) by their nature did not provide for greater than 100% attainment, whereas both of the metrics comprising Messrs. Baumann's and Wolf's total bonus opportunities by their nature allowed for greater than 100% attainment. The percentage of target bonus opportunity earned by Messrs. Warshauer, Wolf and Baumann based on the level of goal attainment achieved varied from 83.8% to 105.8% in 2006, and from 108% to 114% in 2007.

        We believe that the pre-tax income measure for our Chief Executive Officer and an EBITDA measure for the other named executive officers that participate in the program are appropriate measures of performance at this time. These measures may evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events. The fixed goals for the named executive officers are all metric driven and do not involve subjective assessment. With the exception of Mr. Baumann, whose target opportunity is based on a percentage of his base salary, the other participating executives' target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

  Perquisites and Personal Benefits

        In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits, including in 2007 automobile-related expenses for all of the named executive officers other than Mr. Wolf. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer's base salary, we take the value of each named executive officer's perquisites and personal benefits into consideration.

        The perquisites and personal benefits paid to each named executive officer in 2007 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

  Long-Term Incentive Plan (LTIP)

        For 2007, the Compensation Committee adopted a new LTIP restricted stock and cash award program for our named executive officers other than Mr. Holten. The objectives of our LTIP are as follows:

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  Reward top executives for achievement of long-term financial goals that build enterprise value;

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  Strengthen the alignment of key executives' financial interest with those of our stockholders through stock ownership;

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  Provide a long-term incentive opportunity as part of a competitive overall compensation package; and

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  Enhance our ability to retain senior executives.

        This LTIP restricted stock and cash award program provides our named executive officers (other than Mr. Holten) with the opportunity to earn a combination of stock (50%) and cash (50%) if certain three-year performance targets for pre-tax income and pre-tax free cash flow are achieved. The executive is issued performance-restricted stock at the commencement of the performance cycle that becomes free of restrictions upon the achievement of the performance goals. In this way, the executive has the opportunity to benefit from any share appreciation during the performance period. For each three-year performance cycle, the maximum potential award is currently $150,000 for our Chief Executive Officer and $60,000 for any of our other participating named executive officers, while the target award is currently $100,000 for the Chief Executive Officer and $40,000 for the participating named executive officers.

        This program became operational starting in 2007 and the targets have been set for the first performance cycle (2007-2009). Concurrently with the adoption of this program, we have established stock ownership guidelines for the named executive officers providing that 50% of any stock earned under the program will be retained by the executive while he is in our employ. The plan also provides that if the executive violates any of the protective covenants in his employment contract, including the covenant not to compete or the covenant not to solicit customers, the executive will forfeit any restricted stock awards granted, together with any restricted stock awards as to which the restrictions lapsed, during the three-year period prior to such violation.

        When the LTIP restricted stock and cash award program was originally adopted, it was contemplated that a new three-year performance cycle would commence every calendar year, beginning in 2007. However, if the shareholders approve Proposal No. 2 to amend our Long Term Incentive Plan to increase the number of shares of common stock available for award thereunder, the Compensation Committee and Board of Directors have approved a one-time grant of restricted stock units to be awarded to the members of our senior management team on or about July 1, 2008 in lieu of any further incentive compensation pursuant to the LTIP restricted stock and cash award program for cycles that otherwise would begin in 2008 and thereafter, for the reasons and as described in the "Determination of 2008 Compensation" section below. Accordingly, if Proposal No. 2 is approved, the only performance cycle implemented under the LTIP restricted stock and cash award program will be the single performance cycle spanning the period from 2007 through 2009.

        In determining the number of any options or shares of stock that may to be granted to named executive officers, the Compensation Committee takes into account the individual's position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant.

  Retirement Benefits and Deferred Compensation Opportunities

        Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

        Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, which we refer to as a supplemental early retirement plan ("SERP"). This SERP provides him with an annual retirement benefit equal to $112,500 to begin upon his retirement at age 65 and to continue for a period of 15 years thereafter or, if earlier, until his death. If Mr. Wilhelm's employment with us is terminated (other than as a result of his disability) prior to his attaining age 65, he shall not be entitled to any payments under the SERP.

        Pursuant to the terms of Mr. Baumann's employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The amount of the annual cash benefit, which is subject to annual CPI adjustments, was approximately $115,000 as of December 31, 2007. If Mr. Baumann's employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann's death or his attainment of age 65.

        Pursuant to the terms of Mr. Wolf's employment agreement, starting January 1, 2004, we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligation to pay that amount each year shall continue until the earlier of 2014 or Mr. Wolf's death.

  Severance and Other Benefits Upon Termination of Employment

        In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated following a change-in-control of the Company. Please see the "Potential Payments Upon Termination or Change-in-Control" section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our Board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

Determination of 2007 Compensation

  Compensation of Our Chief Executive Officer

        We entered into an employment agreement with Mr. Wilhelm on August 1, 1999, which has been amended six times, most recently on April 1, 2005. Mr. Wilhelm's 2007 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a salary of $600,000 in fiscal 2007. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $234,300 for 2007. We also granted 3,906 shares of performance-restricted stock to Mr. Wilhelm in 2007 under our Long-Term Incentive Plan. Our liability for Mr. Wilhelm's SERP benefit increased by $38,811 during fiscal 2007, and our total liability under this SERP is $515,154 as of December 31, 2007. Other compensation, including perquisites, totaled $34,149.

  Compensation of Our Other Named Executive Officers

        Our Chief Executive Officer, Chief Administrative Officer and Senior Vice President of Human Resources regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel as well as from our outside compensation consultants, Watson Wyatt Worldwide, to assist the Committee in addressing and discharging its duties and obligations under its Charter. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chairman or the Chief Executive Officer himself. The compensation of our Chairman and our Chief Executive Officer is decided by our Board of Directors.

        We entered into an employment agreement with John V. Holten in May 2004 to serve as Chairman of the Board of Directors. Under this contract, Mr. Holten received a base salary of $444,420 in fiscal 2007. Although he is eligible for an annual bonus and equity awards, none was awarded in 2007. Pursuant to his employment agreement, an entity controlled by Mr. Holten received other payments totaling $227,073, the vast majority of which related to personal secretarial assistance and use of an executive office. Mr. Holten's total compensation in 2007 was $670,580.

        All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The annual base salary for each as of April 1, 2007 was as follows: Mr. Warshauer—$409,219, Mr. Wolf—$375,606 and Mr. Baumann—$359,382. Mr. Baumann received a 3.6% increase in his base salary in 2007 pursuant to his employment agreement; Mr. Warshauer received a 3.6% increase in his base salary in 2007, while the 2007 base salary of Mr. Wolf remained the same as 2006. Awards made to these three executives for 2007 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $83,223 to $141,901. Messrs. Warshauer, Wolf and Baumann were each awarded 1,562 shares of restricted common stock under our Long-Term Incentive Plan on February 22, 2007. Mr. Baumann received $82,478 for certain retirement benefits as described in the "Retirement Benefits and Deferred Compensation Opportunities" section above and for a separate life insurance premium payment. Mr. Wolf received $63,593 for certain retirement benefits as described in the "Retirement Benefits and Deferred Compensation Opportunities" section above and for certain long-term disability insurance benefits.

Determination of 2008 Compensation

        The components of our 2008 compensation program are expected to remain similar to 2007 levels, except for awards under the Long-Term Incentive Plan as well as possible modifications to the CEO incentive bonus opportunity due to acquisitions and other atypical events. If our shareholders approve the Plan Amendment described in Proposal No. 2, the number of shares available for awards under the Plan will increase by 175,000 shares, for a total of 2,175,000 shares. In addition, the Plan Amendment will extend the termination date of the Plan to April 22, 2028 (except with respect to Incentive Options, as defined in the Plan, which may not be granted under the Plan after January 23, 2012). Subject to shareholder approval of the Plan Amendment, our Compensation Committee and Board of Directors have approved a one-time grant of career-restricted stock units, to be awarded on or about July 1, 2008 to our Chief Executive Officer and other members of the senior management team. An overview of the award's underlying objectives and details are as follows:

  Objectives

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  Achieve Significant Equity Investment By Senior Management To Align Their Long-Term Interests With Shareholders.    One of our basic compensation objectives is to align our executives' interests with the long-term interests of our shareholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in the Company.

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  Retain Senior Management.  Our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

  Overview of Award Details.

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  Time Restrictions.  The restricted stock units ("RSUs") would be subject to a time restriction that would be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at that time

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  Limitation on Sale after Restriction Removal.  In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable him to pay the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by the Board from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

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  Rights On Termination.  The award agreement will address the recipient's rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive's permanent disability or death.

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  Non-Compete.  The award agreement will prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to sue the executive to recover the proceeds of any award shares previously sold by the executive.

Reasonableness of Compensation

        After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

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  Management has led us to record performance levels in recent years;

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  Our stockholder return performance has outpaced the performance of companies in the peer group and, in particular, our direct competitors; and

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  Based on the Watson Wyatt study, the total cash compensation levels for our named executive officers is positioned at market median when compared to general industry, and total direct compensation (including the long- term incentive plan) is below the 25th percentile.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing "Compensation Discussion and Analysis," and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,
Charles L. Biggs
John V. Holten
A. Petter Østberg

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2007 and 2006 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp ($)(3)	Change in Pension and NQDC Earnings ($)(4)	All Other Comp ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James A Wilhelm Chief Executive Officer (PEO)	2007 2006	600,000 600,000	— —	25,392 —	30,000 72,000	244,300 203,400	38,811 46,577	34,149(5) 30,750(6)	972,652 952,727

G. Marc Baumann Chief Financial Officer (PFO)	2007 2006	355,782 343,752	— —	10,157 —	7,125 17,100	145,901 127,502	— —	97,729(7) 101,762(8)	616,694 590,116

John V. Holten Chairman	2007 2006	443,024 415,053	— —	— —	— —	— —	— —	227,556(9) 253,754(10)	670,580 668,807

Michael K. Wolf EVP and Chief Administrative Officer	2007 2006	375,606 375,606	— —	10,157 —	7,125 17,100	87,223 81,469	— —	75,317(11) 75,641(12)	555,428 549,817

Steven A. Warshauer EVP—Operations	2007 2006	405,115 395,377	— —	10,157 —	7,125 17,100	105,000 76,887	— —	12,711(13) 12,107(14)	540,108 501,471

(1)
The amounts included under column (e) reflect the current year expense attributable to the LTIP performance restricted stock and cash award program for the 2007 - 2009 cycle calculated pursuant to SFAS 123R.

(2)
The amounts included under column (f) reflect the current year expense attributable to stock options granted in prior years to the extent recognized as calculated pursuant to SFAS 123R.

(3)
The amounts included in column (g) reflect (1) the vested portion of the cash award component of the LTIP performance restricted stock and cash award program for the 2007 - 2009 cycle and (2) cash bonuses paid to the named executive officers pursuant to our Management Incentive Compensation Program.

(4)
The amounts included under column (h) for Mr. Wilhelm reflect the difference between our liability for Mr. Wilhelm's SERP benefit at the beginning and end of each respective year.

(5)
Reflects contributions made by us under our 401(k) plan in the amount of $4,500, $483 for group term life insurance and $331 in premiums for an executive long-term disability policy. It also includes $4,895 in car allowance, $3,468 in paid parking, $11,589 in club dues, $800 in airline upgrades, $350 in airline clubs and $7,733 in event tickets.

(6)
Reflects contributions made by us under our 401(k) plan in the amount of $4,400, $483 for group term life insurance and $330 in premiums for an executive long-term disability policy. It also includes $4,895 in car allowance, $3,468 in paid parking, $12,815 in club dues, $1,325 in airline upgrades, $400 in airline clubs and $2,634 in event tickets.

(7)
Reflects contributions made by us under our 401(k) plan in the amount of $4,500 and $483 for group term life insurance. It also includes $6,000 in car allowance, $3,468 in company-paid parking, $400 in airline upgrades, and $400 in airline clubs. Also included are premium payments of $82,478 made in 2007 for insurance policies on behalf of Mr. Baumann.

(8)
Reflects contributions made by us under our 401(k) plan in the amount of $4,400. It also includes $6,000 in car allowance, $3,468 in company-paid parking, $353 for spouse travel, $1,000 in airline upgrades, and $400 in airline clubs. Also included are payments in the amount of $3,180 attributable to a comprehensive physical exam paid for by us and premium payments of $82,961 made in 2006 for insurance policies on behalf of Mr. Baumann.

(9)
Reflects payments made by us pursuant to Mr. Holten's employment agreement, and includes $206,436 paid to Holberg Incorporated, an affiliate of Mr. Holten, in reimbursement of various office-related expenses, $17,408 in reimbursement of automobile lease payments, $3,229 for a comprehensive physical exam paid for by us and $483 in group term life insurance.

(10)
Reflects payments made by us pursuant to Mr. Holten's employment agreement, and includes $235,863 paid to Holberg Incorporated, an affiliate of Mr. Holten, in reimbursement of various office-related expenses, $17,408 in reimbursement of automobile lease payments and $483 in group term life insurance.

(11)
Reflects contributions made by us under our 401(k) plan in the amounts of $4,500. It also includes $3,468 in company-paid parking. Finally, the amount also includes payments in the amount of $3,756 attributable to a comprehensive physical exam paid for by us, $903 for group term life insurance and premium payments of $63,593 made in 2007 for insurance policies on behalf of Mr. Wolf.

(12)
Reflects contributions made by us under our 401(k) plan in the amount of $4,400. It also includes $3,468 in company-paid parking, $600 in airline upgrades, and $400 in airline clubs. Finally, the amount also includes payments in the amount of $3,180 attributable to a comprehensive physical exam paid for by us and premium payments of $63,593 made in 2006 for insurance policies on behalf of Mr. Wolf.

(13)
Reflects contributions made by us under our 401(k) plan in the amount of $4,500. It also includes $6,828 in car allowance, $300 in airline clubs, $600 in airline upgrades and $483 contributions to a group term life insurance policy.

(14)
Reflects contributions made by us under our 401(k) plan in the amount of $4,400. It also includes $6,924 in car allowance, $300 in airline clubs and $483 contributions to a group term life insurance policy.

Employment Agreements

        Messrs. Wilhelm, Warshauer, Wolf and Baumann.    We have employment agreements with each of our named executive officers, and their compensation is governed largely by their respective agreements. The annual salary for each as of April 1, 2008 is as follows: Mr. Wilhelm—$624,576, Mr. Warshauer—$422,642 Mr. Wolf—$382,606 and Mr. Baumann $401,921. The annual car allowances that Messrs. Wilhelm and Baumann previously received have been discontinued and added to their 2008 annual base salaries, and the equivalent of a car allowance was added to Mr. Wolf's 2008 annual base salary. In addition, Messrs. Wilhelm and Warshauer received cost of living base salary increases of 3.3% and Mr. Baumann received a base salary increase of 10%. Each of the named executive officers other than Mr. Holten is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the "Compensation Discussion and Analysis—Annual Bonus—Management Incentive Compensation Program" section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2008, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm—April 30, 2011, Mr. Warshauer—December 31, 2008, Mr. Wolf—March 26, 2009, and Mr. Baumann—October 1, 2009.

        Mr. Holten.    We have an employment agreement with John V. Holten to serve as Chairman of the Board of Directors and to be elected to, and serve as a member of, the Compensation and the Nominating & Corporate Governance Committees, if such membership is permitted under applicable NASDAQ rules. Mr. Holten is entitled to receive a base salary of not less than $400,000 and an annual bonus and equity awards determined, if he directly or indirectly owns a majority of our outstanding equity interests, by the Audit Committee, or otherwise, by the Compensation Committee. The total expense of his salary, bonus, automobile allowance, personal secretarial assistance, executive offices and all other compensation, benefits and perquisites for 2007 was $670,580.

        Mr. Holten's employment agreement began in May 2004 and will run through May 2009. The term of employment shall be renewed automatically for successive four-year periods after the expiration of the initial five-year term, unless we provide Mr. Holten, or Mr. Holten provides us, with a written notice to the contrary at least one year prior to the end of the initial term or any four-year renewal period. Any notice of non-renewal by us shall not be valid unless accompanied by a resolution duly adopted by not less than 3/4 of all of the disinterested members of the Board (or as otherwise required by applicable law, regulations or rules).

Grants of Plan-Based Awards for 2007

        The amounts included in the following table reflect stock grants and bonus amounts achievable pursuant to our Long-Term Incentive Plan or our Management Incentive Compensation Program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)

Name	Grant Date	Threshold (3)($)	Target ($)	Maximum ($)	Threshold (4)($)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James A. Wilhelm	02-2007 02-2007	25,000 7,500	50,000 150,000	75,000 277,500	1,302	2,604	3,906

G. Marc Baumann	02-2007 02-2007	10,000 8,573	20,000 124,692	30,000 155,865	521	1,041	1,562

John V. Holten

Michael K. Wolf	02-2007 02-2007	10,000 5,292	20,000 76,979	30,000 96,224	521	1,041	1,562

Steven A. Warshauer	02-2007 02-2007	10,000 7,497	20,000 91,800	30,000 110,160	521	1,041	1,562

(1)
The amounts included in the first line of columns (c), (d) and (e) reflect the cash portion of the LTIP performance restricted stock and cash award program for the 2007-2009 cycle. The amounts included in the second line of columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program.

(2)
The amounts included of columns (f), (g) and (h) reflect the equity portion of the LTIP performance restricted stock and cash award program for the 2007-2009 cycle

(3)
The threshold column reflects the total amount payable for attaining the minimum level of performance on each of the multiple goals for Messrs. Baumann, Wolf and Warshauer. Mr. Wilhelm has a single performance goal as discussed in the "Compensation Discussion and Analysis—Annual Bonus—Management Incentive Compensation Program" section.

(4)
The threshold column reflects the total amount payable for attaining the minimum level of performance on the pre-tax income and pre-tax cash flow goals of the LTIP performance restricted stock and cash award program for the 2007-2009 cycle.

Outstanding Equity Awards at Fiscal Year-End 2007

        The following table shows grants of stock options and stock awards subject to performance restrictions outstanding on December 31, 2007, the last day of our fiscal year, to those of our named executive officers who received options and restricted stock.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That (#)Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)

James A. Wilhelm	98,914 69,564	—	3.1715 5.75	1/30/2012 (1)	3,386	82,111

G. Marc Baumann	27,780 16,520	—	3.1715 5.75	1/30/2012 (1)	1,354	32,835

Michael K. Wolf	27,780 16,520	—	3.1715 5.75	1/30/2012 (1)	1,354	32,835

Steven A. Warshauer	31,780 16,520	—	3.1715 5.75	1/30/2012 (1)	1,354	32,835

(1)
These options have no express termination date. By the terms of the Long-Term Incentive Plan pursuant to which they were issued, the options must be exercised, if at all, within a designated period following the termination of the executive's employment, ranging from 90 days in the case of a termination for any reason other than death, disability or for cause, to 12 months in the case of termination due to death or disability. All rights to exercise these options cease in the event of a termination for cause.

Option Exercises and Stock Vested During 2007

        The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of each by participating named executive officer during the year ended December 31, 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)

James A. Wilhelm	30,000	710,952	520	12,610

G. Marc Baumann	19,892	294,420	208	5,044

Michael K. Wolf	19,892	274,552	208	5,044

Steven A. Warshauer	15,892	224,474	208	5,044

Option Re-Pricing

        We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2007.

Pension Benefits

Executive	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

James A. Wilhelm	Deferred Compensation Agreement	(1)	$515,154	—

(1)
The benefit provided under Mr. Wilhelm's SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions contained in the Compensation Discussion and Analysis under the section titled "Retirement Benefits and Deferred Compensation Opportunities."

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

        The named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRC section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in 2007 ($) (b)	Registrant Contributions in 2007 ($) (c)	Aggregate Earnings in 2007 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance in Last FYE ($) (f)

James A Wilhelm	12,468	—	686	—	13,154

G. Marc Baumann	12,468	—	415	—	12,883

John V. Holten	—	—		—	—

Michael K. Wolf	12,468	—	169	—	12,637

Steven A. Warshauer	12,468	—	222	—	12,690

(1)
The amounts included in this column are included as Salary in column (c) of the Summary Compensation Table.

(2)
The amounts included in this column represent the interest attributable to the non-qualified deferred compensation contributions by the named executive.

Potential Payments Upon Termination or Change-in-Control

  Potential Payments to Chief Executive Officer

        Pursuant to Mr. Wilhelm's employment agreement, if he is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

  •
  if his termination occurs for any reason other than cause, or he voluntarily terminates his employment without good reason, as defined in his employment agreement, a payment equal to $600,000 payable in equal monthly installments for 60 months;

  •
  if we terminate him for cause, a payment equal to $100,000 payable in equal monthly installments for 60 months; and

  •
  if we terminate him without cause and not because of performance reasons, or he voluntarily terminates his employment with good reason, as defined in his employment agreement, a payment equal to the product of five times the sum of (i) his current annual salary, plus (ii) the amount of any annual bonus paid to him for the preceding year, which product then is reduced by $600,000, payable in equal monthly installments over a 60-month period commencing on the date of termination.

        Pursuant to the terms of his employment agreement, if Mr. Wilhelm's employment is terminated (other than for cause or performance reasons) prior to his attaining age 55, he has the right to purchase certain annuity policies from us for the greater of (i) the cash value of the policies or (ii) the aggregate amount of premiums paid by us on such policies. If Mr. Wilhelm's employment is terminated after he attains age 55 (other than for cause or performance reasons), he may elect to have the policies assigned to him or he may elect to have us maintain the policies, provided that the cost of maintaining such policies shall be Mr. Wilhelm's obligation (subject to a contribution on our part for any year beyond age 55 and prior to age 65 during which Mr. Wilhelm continues to be employed by us). If Mr. Wilhelm's employment is terminated at any time as a result of his disability, he may elect to have one hundred percent (100%) of our ownership interest in the annuity policies assigned to him or require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, if Mr. Wilhelm's employment is terminated as the result of his death prior to his attainment of age 65 or he dies prior to his acquiring ownership in the annuity policies, we shall pay his beneficiary the full death benefits payable under the policies as reduced by the greater of (i) the total premiums paid by us in connection with such policies or (ii) the present value of future benefits provided by such policies.

  Potential Payments to John V. Holten

        Pursuant to Mr. Holten's employment agreement, if his employment is terminated without cause, or he voluntarily terminates his employment for good reason, both as defined in his employment agreement, or we choose not to renew his employment term, he will be entitled to (i) in the event of termination without cause or for good reason, continue to receive through what would have been the last day of the employment term, plus for two years thereafter, the base salary and annual incentive bonus, as if no termination had occurred; or, in the event of non-renewal, the base salary and annual bonus for two years thereafter; (ii) medical insurance continuation coverage for the period during which base salary is being paid under clause (i) above; (iii) receive reimbursement for reasonable expenses for maintaining an executive office and secretarial assistance for five years from termination of employment; (iv) payment of unpaid base salary through the termination date; and (v) accrued but unused vacation days and any unpaid bonuses, and reimbursement for any unreimbursed expenses incurred, through the date of termination, and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant. Mr. Holten also agrees that, if his employment terminates at any time, that he will be subject to a two-year non-competition agreement for which he will receive up to $200,000 in continuation payments for the two-year period; provided, however, any severance payments described above will be reduced by such continuation payments. In the event Mr. Holten breaches the non-competition restrictions of the employment agreement at any time during the two-year period following the date of termination, our obligation to make any continuation payments immediately ceases.

        If Mr. Holten's employment terminates due to death or disability, he or his estate, as the case may be, will receive: (i) payment of unpaid base salary through the termination date and the base salary for the then-remaining employment term; (ii) a pro-rata portion of the annual bonus amount for the year in which such termination occurs; and (iii) any benefits mandated under COBRA (the costs of which will be paid for by us); and (iv) the benefits under clause (v) of the preceding paragraph. If Mr. Holten's employment is terminated for cause, if Mr. Holten terminates his employment without good reason, or if he fails to renew his employment term, he is entitled to the payment of his base salary through his final day of active employment, continuation payments (which shall be $50,000 if he is terminated for cause) during the two-year non-competition period, plus any accrued but unused vacation pay, to be paid within 30 days following the termination. If any payments to Mr. Holten upon a change of control are subject to excise tax under Section 4999 of the Internal Revenue Code, we will make an additional tax equalization payment on his behalf to gross up those excise and other resulting taxes.

Potential Payments to Other Named Executive Officers

        Each of our employment agreements with Messrs. Wolf, Warshauer and Baumann is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Wilhelm, Wolf, Warshauer or Baumann is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Wolf, Warshauer or Baumann by us without cause, we must pay them their annual base salary and annual bonuses through the end of their then-current employment period and provide the executive and/or his family with certain other benefits.

        If we terminate the employment of Messrs. Wolf or Baumann for any reason other than for cause during the three-year period following a change in control, we are obligated to:

  •
  pay them severance in an amount equal to the greater of (i) one and one-half times the sum of the executive's current annual base salary plus the amount of any bonus paid to the executive in the preceding 12 months, or (ii) the annual base salary and annual bonus through the end of the then-current employment period; and

  •
  continue to provide the executive with certain other benefits for a certain period of time.

        If Mr. Wolf or Mr. Baumann terminates his employment voluntarily following a change in control, he shall not be entitled to severance unless he has good reason.

        Mr. Warshauer is subject to non-competition and non-solicitation agreements for 24 months following termination of his employment agreement, during which period we are obligated to continue paying Mr. Warshauer (i) his annual salary and bonus, if we terminate Mr. Warshauer's employment without cause, or (ii) the sum of $50,000 (payable over 12 instead of 24 months) if we terminate Mr. Warshauer's employment for cause or if Mr. Warshauer voluntarily terminates his employment.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer as if his employment terminated as of December 31, 2007, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause or Performance Reasons ($)	Termination by Company for Cause or Performance Reasons ($)	Termination by Company in Connection with a Change in Control ($)

Compensation
Base salary	600,000(1)	4,017,000(1)	4,017,000(1)	100,000(1)	—

Target cash incentive	—	(2)	(2)	—	—

Stock Options—Unvested and Accelerated	—	—	—	—	—

Benefit and Perquisites
Health Benefits	—	68,963(3)	68,963(3)	—	—

Total	600,000	4,085,963	4,085,963	100,000	—

(1)
Payable as salary continuation over 60 months.

(2)
Target incentive is included within calculation of base salary per employment agreement severance provision.

(3)
Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Holten, our Chairman, as if his employment terminated as of December 31, 2007, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by Company in Connection with a Change in Control ($)

Compensation
Base salary	200,000(1)	1,511,283(2)	1,511,283(2)	50,000(1)	1,511,283(2)

Target cash incentive	—	—	—	—	—

Stock Options—Unvested and Accelerated	—	—	—	—	—

Benefits and Perquisites
Health Benefits	—	47,125(3)	47,125(3)	—	47,125(3)

Car Allowance	—	59,234(2)	59,234(2)	—	59,234(2)

Other expense reimbursements	—	1,032,180(4)	1,032,180(4)	—	1,032,180(4)

Tax Equalization Payment					285,575(5)

Total	200,000	2,649,822	2,649,822	50,000	2,935,397

(1)
Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(2)
Payable as salary continuation through the remainder of employment agreement term plus two additional years.

(3)
Estimated cost of health insurance coverage continuation computed at current premium for remainder of employment agreement term plus additional two years.

(4)
Estimated reimbursement cost for expenses to maintain an office for five years after termination of employment, payable over five years.

(5)
Tax gross up to cover excise tax on "excess parachute payment" upon change of control.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 31, 2007, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by Company in Connection with a Change in Control ($)

Compensation
Base salary	—	628,919(1)	628,919(1)	—	628,919(1)

Target cash incentive	—	218,211(1)	218,211(1)	—	218,211(1)

Stock Options—Unvested and Accelerated	—	—	—	—	—

Benefits and Perquisites
Health Benefits	—	24,138(2)	24,138(2)	—	24,138(2)

Insurance funding	—	1,030,975(3)	1,030,975(3)	—	1,030,975(3)

Total	—	1,902,243	1,902,243	—	1,902,243

(1)
Payable as salary continuation until October 1, 2009.

(2)
Estimated cost of health insurance coverage continuation until October 1, 2009 computed at current premium.

(3)
Estimated cost of certain life insurance policy payments until age 65 computed based on 2007 premiums.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Wolf, an Executive Vice President, as if his employment terminated as of December 31, 2007, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by Company in Connection with a Change in Control ($)

Compensation
Base salary	—	464,099(1)	464,099(1)	—	563,409(4)

Target cash incentive	—	95,116(1)	95,116(1)	—	122,204(4)

Stock Options—Unvested and Accelerated	—	—	—	—	—

Benefits and Perquisites
Health Benefits	—	17,241(2)	17,241(2)	—	20,689(5)

Insurance/investment funding	—	372,000(3)	372,000(3)	—	372,000(3)

Total	—	948,456	948,456	—	1,078,302

(1)
Payable as salary continuation until March 26, 2009.

(2)
Estimated cost of health insurance coverage continuation until March 26, 2009 computed at current premium.

(3)
Cost of certain life insurance or other investment vehicle payments until age 65.

(4)
Payable as salary continuation through June 2009

(5)
Estimated cost of health coverage continuation through June 2009 computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2007, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by Company in Connection with a Change in Control ($)

Compensation
Base salary	50,000(1)	818,440(2)	818,440(2)	50,000(1)	—

Target cash incentive	—	183,600(2)	183,600(2)	—	—

Stock Options—Unvested and Accelerated	—	—	—	—	—

Benefits and Perquisites
Health Benefits	—	13,793(3)	13,793(3)	—	—

Total	50,000	1,015,833	1,015,833	50,000	—

(1)
Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)
Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)
Estimated cost of health insurance coverage continuation through December 31, 2008 computed at current premium.

DIRECTOR COMPENSATION

Director Compensation Disclosure Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us for the fiscal year ending December 31, 2007 by our non-executive directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Option Awards($)(1)	Total($)

Charles L. Biggs	55,000	—	24,995	79,995

Karen M. Garrison	57,000	—	24,995	81,995

Leif F. Onarheim	36,000	—	24,995	60,995

Robert S. Roath	58,000	—	24,995	82,995

Gunnar Klintberg	—	—	24,995	24,995(2)

A. Petter Østberg	—	—	24,995	24,995

(1)
The amounts included in the "Option Awards" column are the amounts of compensation recognized by us in fiscal 2007 related to stock option awards in fiscal 2007 pursuant to SFAS 123R.

(2)
Does not include amounts paid under the Consulting Agreement between Mr. Klintberg and us, which totaled $143,041 in 2007.

        Charles L. Biggs, Karen M. Garrison, Leif F. Onarheim and Robert S. Roath, collectively referred to in this Proxy Statement as "outside directors," each received $20,000 in cash as an annual retainer. All of the directors, except Mr. Holten and Mr. Wilhelm received a fully vested stock option grant of 1,589 shares of common stock on April 25, 2007, with an exercise price of $17.03 per share expiring on April 23, 2017. All of the directors, except, Messrs. Holten, Wilhelm, Østberg and Klintberg receive $2,000 for each Board or Committee meeting that they attend, and all directors receive reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee received an additional annual retainer of $10,000, and the chair of the Nominating & Corporate Governance Committee and Chair of the Compensation Committee each received an additional retainer of $5,000 per year.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

        The following is a summary of transactions during 2007 between the Company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. Each of the transactions with a related person described below has been approved by the Audit Committee.

Stock Redemption from Majority Stockholder

        In March 2007 our Board authorized us to repurchase our common stock, on the open market or through private purchases, for a value not to exceed $20.0 million, provided that we met certain financial tests. In connection with this stock repurchase program, we were authorized to repurchase shares from Steamboat, our majority stockholder, at the same price that we pay in each open-market purchase. We acquired 480,686 shares at an average price of $18.44, including average commissions of $0.01 per share, totaling $8.9 million through open market purchases during the period January 1, 2007 through November 30, 2007. Steamboat sold to us 498,686 shares at an average price of $18.43, totaling $9.2 million during the period January 1, 2007 through November 30, 2007.

Management Contracts and Related Arrangements with Affiliates

        In connection with the acquisition of a 76% interest in Executive Parking Industries, LLC, we entered into a management agreement dated May 1, 1998, with D&E Parking, Inc., a privately held company entirely owned by Ed Simmons, an executive officer, and Dale Stark, a former Senior Vice President and presently a consultant of the Company. The management agreement was for a period of nine years and terminated on April 30, 2007. In consideration of the services provided by D&E under this arrangement, we paid D&E an annual fee of $411,000 in 2007.

        We entered into a consulting agreement with D&E Parking, Inc. and Dale Stark that became effective on May 1, 2007 after the aforementioned management agreement terminated by its terms. This consulting agreement is for a period of three years, terminating on April 30, 2010. Per the terms of the agreement, consideration for services provided are $250,000 per year. In addition, the consultant is eligible for a consultant fee of up to $50,000 per year. In consideration of the services provided by D&E under this arrangement, we paid D&E $167,000 in 2007.

        On December 31, 2000, we sold, at fair market value, certain contract rights to D&E. In July 2007, we bought back certain contract rights for approximately $1,472,000 ($850,000 paid in cash and $622,000 gain through the sale of certain contract rights), representing five locations. We continued to operate an additional location through January 2008, at which time the location was sold to an unrelated third party. We received net management fees and reimbursement for support services in connection with the operation of the parking facilities from D&E. We recorded net management fees of $66,000 in 2007.

        In 2007, we provided property management services for fifteen separate retail shopping centers and commercial office buildings in which D&E has an ownership interest. Dale Stark is the managing member of each property ownership entity. In consideration of the property management services we provided for these fifteen properties, we recorded net management fees totaling $500,000 in 2007.

        In 2007, our wholly owned subsidiary, Preferred Response Security Services, Inc., provided security services for two retail shopping centers owned by D&E. During January 2007, one of these locations was sold and our management of it ceased. We recorded net management fees amounting to $35,000 for these security services in 2007. In 2007, we provided sweeping and power washing for two retail shopping facilities in which D&E has an ownership interest. For these services we recorded net management fees totaling $9,000.

Gunnar Klintberg Consulting Agreement and Holberg Agreement

        We entered into a consulting agreement with Gunnar Klintberg, a member of our Board of Directors, on March 1, 2004, pursuant to which Mr. Klintberg has been engaged in the promotion and development of new parking operations and the consummation of contracts to operate parking facilities on our behalf primarily in the New York City metropolitan area. The initial term of Mr. Klintberg's agreement was for one year, renewable year to year unless terminated by either party on 60 days' notice. Upon the expiration of the initial term of the consulting agreement on March 31, 2005, the agreement was automatically extended for an additional year. On March 15, 2006, we amended Mr. Klintberg's consulting agreement, effective as of July 1, 2005. The amendment changed the commencement date of the term of the consulting agreement from a fiscal year commencing March 1 to a calendar year so that each new one year term, as applicable, commences on January 1. Under the terms of the amendment to his consulting agreement, Mr. Klintberg will be paid a retainer of $125,000 annually, in addition to the following percentages of the net profit, for up to three years, for any new parking location he is responsible for bringing to us and which results in the consummation of a final executed contract: 15% in year one, 10% in year two and 5% in year three. To the extent that Mr. Klintberg is not responsible for one or more aspects of consummating a contract to operate a new parking location, in the judgment of our executive vice president having operational responsibility for the New York City metropolitan area, his percentage of the net profit may be reduced. Mr. Klintberg additionally may receive up to 5% of the net profit for the renewal of an existing location. Mr. Klintberg is entitled to reimbursement of reasonable business expenses incurred in connection with the performance of his consulting services upon our advance approval. We reimbursed Holberg Incorporated in the amount of $62,500, which represents the amount paid to Mr. Klintberg by Holberg Incorporated during the period from July 1, 2005 through December 31, 2005 for consulting services that he rendered to us while he was an employee of Holberg Incorporated. Holberg Incorporated was our indirect parent until March 5, 2001. John V. Holten, our Chairman of the Board, has served as the chairman and chief executive office of Holberg Incorporated since 1986. In consideration of the services provided by Mr. Klintberg, we paid him an annual retainer fee and percentages of net profit totaling $143,041 in 2007.

        Mr. Klintberg is also party to an agreement with Holberg Incorporated (the "Holberg Agreement"), which is effective from January 1, 2006 for a term of seven years. (Mr. Holten is the chairman and chief executive officer of Holberg Incorporated, our indirect parent until 2001.) Under the Holberg Agreement, Mr. Klintberg has agreed to provide services to Holberg Incorporated in exchange for compensation, some of which may be affected by Mr. Klintberg's employment with us and the value of his options, stock appreciation rights and other similar interests based on our common stock. Specifically, the Holberg Agreement provides that Mr. Klintberg's termination payment with Holberg Incorporated will be decreased dollar-for-dollar by the then current value of his options, stock appreciation rights and other similar interests based on our common stock that have been granted to him by us and our affiliates pursuant to then existing arrangements. In addition, Mr. Klintberg is entitled to a payment of $125,000 per annum under the Holberg Agreement in the event that his existing consulting agreement with us is terminated due to our sale or is terminated without cause or for other specified reasons. We are not a party to the Holberg Agreement.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2008, by:

  •
  each of the executive officers named in the "Summary Compensation Table" above;

  •
  each of our directors and nominees for director; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2008, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

        Percentage beneficially owned is based on 18,094,989 shares of common stock outstanding on March 1, 2008, and is calculated in accordance with the rules of the Securities and Exchange

Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of March 1, 2008		Percent Beneficially Owned (%)
John V. Holten(1)	9,290,595		—		51.3
James A. Wilhelm	8,506	(2)	151,088		*
Michael K. Wolf	3,062	(3)	44,300		*
Steven A. Warshauer	10,300	(3)	48,300		*
G. Marc Baumann	5,562	(3)	44,300		*
Gunnar E. Klintberg	14,120		7,648		*
Charles L. Biggs	9,522		15,952		*
Karl G. Andren	1,084		—
Karen M. Garrison	17,522		15,952		*
Leif F. Onarheim	7,522		15,952		*
A. Petter Østberg	4,100	(4)	285,476.4	(5)	1.6
Robert S. Roath	39,522		15,952		*
All directors and executive officers as a group (16 persons)	9,418,075	(6)	762,364		54.0

*
Less than 1% of the outstanding shares of common stock.

(1)
Mr. Holten and The JVH Descendants' 2007 Trust, a Connecticut trust for the benefit of Mr. Holten's descendants (the "2007 Trust"), of which Mr. Holten is the sole trustee, are the owners of Vinland Industries LLC, a Delaware limited liability company ("VIL"), which is the owner of 100% of the membership interest in Steamboat Industries LLC, a New York limited liability company ("SIL"). Mr. Holten, the 2007 Trust and VIL disclaim beneficial ownership of the shares held by SIL. Includes 300,000 shares of common stock subject to pre-paid variable share forward contracts with an unaffiliated securities brokerage firm over which SIL retains voting power until June 23, 2008, December 23, 2008 and June 23, 2009, the respective settlement dates of such contracts. John V. Holten, individually and in his capacity as sole trustee of the 2007 Trust and sole manager of each of SIL and VIL, has sole voting power over all the shares of common stock owned by SIL. Substantially all of the common stock owned by SIL (including voting power with respect to the 300,000 shares subject to pre-paid variable share forward contracts) (collectively, the "Pledged Securities") are subject to pledges to other persons as security. In the event that some or all of such Pledged Securities are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company. The address of the 2007 Trust, VIL and SIL and the business address of Mr. Holten is 545 Steamboat Road, Greenwich, Connecticut 06830.

(2)
Includes 3,385 shares of restricted stock.

(3)
Includes 1,354 shares of restricted stock.

(4)
Includes 700 shares held by Mr. Østberg's wife. Mr. Østberg disclaims beneficial ownership of the shares held by his wife.

(5)
Includes options to purchase 175,533.6 shares of common stock held by Mr. Østberg. Also includes options to purchase 109,942.8 shares of common stock, which are held by a trust for the benefit of Mr. Østberg's descendants, of which Mrs. Østberg is the sole trustee, and a limited liabilty company of which Mr. and Mrs. Østberg are the sole managing members. Mr. Østberg disclaims beneficial ownership of the options held by the trust and the limited liability company.

(6)
Includes 12,863 shares of restricted stock issued to the executive officers as a group.

Change in Control

        Substantially all of the common stock owned by SIL (including voting power with respect to the 300,000 shares subject to pre-paid variable share forward contracts) (collectively, the "Pledged Securities") are subject to pledges to other persons, including one pledge, as of March 1, 2008, of 8,889,281 shares of common stock owned by SIL to a financial institution. In the event that some or all of such Pledged Securities are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company.

Beneficial Ownership of More than Five Percent of Common Stock

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2008, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned
John V. Holten and The JVH Descendants' 2007 Trust 545 Steamboat Road Greenwich, CT 06830	9,290,595	(1)	51.3%
Loomis, Sayles & Co., L.P One Financial Center Boston, MA 02111	1,037,650	(2)	5.57%

(1)
Mr. Holten and The JVH Descendants' 2007 Trust, a Connecticut trust for the benefit of Mr. Holten's descendants (the "2007 Trust"), of which Mr. Holten is the sole trustee, are the owners of Vinland Industries LLC, a Delaware limited liability company ("VIL"), which is the owner of 100% of the membership interest in Steamboat Industries LLC, a New York limited liability company ("SIL"). Mr. Holten, the 2007 Trust and VIL disclaim beneficial ownership of the shares held by SIL. Includes 300,000 shares of Common Stock subject to pre-paid variable share forward contracts with an unaffiliated securities brokerage firm over which SIL retains voting power until June 23, 2008, December 23, 2008 and June 23, 2009, the respective settlement dates of such contracts. John V. Holten, individually and in his capacity as sole trustee of the 2007 Trust and sole manager of each of SIL and VIL, has sole voting power over all the shares of common stock owned by SIL. Substantially all of the common stock owned by SIL (including voting power with respect to the 300,000 shares subject to pre-paid variable share forward contracts) (collectively, the "Pledged Securities") are subject to pledges to other persons as security. In the event that some or all of such Pledged Securities are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company. The address of the 2007 Trust, VIL and SIL and the business address of Mr. Holten is 545 Steamboat Road, Greenwich, Connecticut 06830.

(2)
Based solely on information obtained from a Schedule 13G filed by Loomis, Sayles & Co., L.P. with the SEC on or about February 14, 2008. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Loomis' Schedule 13G.

PROPOSAL NO. 2—APPROVAL OF AMENDMENTS TO STANDARD PARKING CORPORATION LONG-TERM INCENTIVE PLAN

        On February 27, 2008, our Board approved amendments to our Long-Term Incentive Plan (the "Plan"), and approved the submission of the amended Plan ("Plan Amendment") to our shareholders for approval. The Plan Amendment, subject to shareholder approval, would increase the number of shares of common stock available for awards under the Plan from 2,000,000 to 2,175,000. In addition, the Plan Amendment extends the term of the Plan to April 22, 2028, except with respect to incentive stock options, which may not be granted under the plan Amendment after January 23, 2012.

The Plan in General and the Plan Amendment

        Our Board of Directors adopted the Plan on January 23, 2002, and adopted an amendment to our Plan on May 25, 2004. Our shareholders approved the Plan by consent on January 23, 2002, and approved the amendment to our Plan on May 25, 2004.

        Currently, a total of 2,000,000 shares of our common stock are reserved for issuance upon exercise of awards granted under the Plan. As of March 1, 2008, restricted stock and options to purchase 832,913 shares were outstanding, and 719,254 shares remain available for future awards under the Plan, or approximately 36% of total shares originally reserved.

        Our Board of Directors and our Compensation Committee believe that long-term performance is achieved through an ownership culture that encourages such performance by our employees, directors and consultants through the use of stock and stock-based awards. The Plan was established to provide our employees, directors and consultants with incentives to help align their interests with the interests of our shareholders. Our Board of Directors and our Compensation Committee believe that adding 175,000 shares to the Plan is in the best interests of the Company and our shareholders because it will permit us to attract and retain key employees by providing them with appropriate equity incentives. In addition, our Board of Directors and our Compensation Committee believe that it is in the best interests of the Company and our shareholders to extend the term of the Plan to April 22, 2028.

Description of the Plan

        The following is a summary of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan and Plan Amendment. You are urged to read the actual text of the Plan Amendment in its entirety which is set forth as Appendix B.

        Purpose.    The purpose of the Plan is to enhance long-term profitability and stockholder value by offering common stock and common stock-based and other performance incentives to those employees, directors and consultants who are key to our growth and success. We also view the Plan as a vehicle to attract and retain experienced employees and to align our employees' economic incentives with those of our stockholders.

        Eligible Participants.    Participation in the Long-Term Incentive Plan will be limited to our employees, consultants, advisors, independent contractors and directors.

        Number of Shares of Common Stock Available Under the Plan.    Currently, a total of 2,000,000 shares of common stock may be issued pursuant to stock awards under the Plan. If shareholders approve the Plan Amendment, the total number of shares of common stock that may be issued pursuant to stock awards under the Plan will increase to 2,175,000.

        If any stock award expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award reverts to and again becomes available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option for any reason is repurchased by the Company under an unvested share repurchase option provided under the Plan, the stock repurchased by the Company under such repurchase option shall not revert to and again become available for issuance under the Plan.

        Administration of the Plan.    The Plan is administered by the Compensation Committee of our Board, which has exclusive authority to grant awards under the Plan and to make all interpretations and determinations affecting the Plan. The Compensation Committee will have the discretion to determine the individuals to whom awards are granted, the amount of each award, any applicable vesting schedule and other terms of any award. In no event, however, will an individual be allowed to receive option grants under the Plan for more than 1,000,000 shares of common stock in any calendar year.

        Amendment to the Plan and Awards.    Our Board of Directors at any time, and from time to time, may amend the Plan. However, no amendment shall be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy the requirements of the Code, any federal or state law or regulation or any securities exchange listing requirements.

        Termination of the Plan.    Our Board of Directors or stockholders may terminate the Plan at any time. Unless sooner terminated, the Plan currently terminates on January 23, 2012; however, the Plan Amendment would extend the term of the Plan to April 22, 2028. No stock awards may be granted under the Plan after it is terminated with the exception of incentive stock options, which may not be granted after January 23, 2012 under the Plan Amendment.

Types of Awards

        Stock Options.    A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The Plan administrator determines the exercise price of nonstatutory options granted under the Plan, but with respect to incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. Additional terms including term, consideration vesting and early exercise shall be determined by the Plan administrator at the time of grant.

        Restricted Stock and Restricted Stock Units.    The Plan administrator has the authority to grant restricted stock and restricted stock units awards pursuant to the terms of an award agreement. Each award agreement shall be in such form and shall contain such terms and conditions as the Plan administrator shall deem appropriate.

        Other Awards.    In addition, the Plan provides for awards in the form of stock appreciation rights, dividend equivalents, other stock-based awards, performance awards and cash awards.

Awards Granted

        As of March 1, 2008, we have granted common stock, restricted stock and options to purchase 1,280,746 shares of common stock and 719,254 shares remain available for future awards under the Plan, or approximately 36% of the 2,000,000 total shares originally reserved. The table below sets forth the number of awards granted though March 1, 2008 under the Plan to (i) our named executive officers, (ii) our current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not executive officers, as a group:

Standard Parking Corporation Long-Term Incentive Plan

Name and Position	Number of Awards Granted(1)
James A. Wilhelm Executive Officer (PEO)	232,385
G. Marc Baumann Chief Financial Officer (PFO)	81,649
John V. Holten Chairman	—
Michael K. Wolf EVP and Chief Administrative Officer	81,649
Steven A. Warshauer EVP—Operations	81,649
Executive Officers as a Group (total of 8)	685,625
Non-Executive Director Group (total of 7)	420,448
Non-Executive Officer Employee Group	174,722

    (1)
    Represents number of shares of common stock, restricted stock and common stock subject to options granted through March 1, 2008.

        If our shareholders approve the Plan Amendment to increase the total number of shares of common stock available for awards under the Plan from 2,000,000 to 2,175,000, although it is not possible for us to determine exactly how we will allocate the additional 175,000 shares available for awards, we do intend to grant the following awards to (i) our named executive officers, (ii) our current executive officers as a group, (iii) all current directors who are not executive officers, as a group and (iv) all employees, including officers who are not executive officers, as a group:

Standard Parking Corporation Long-Term Incentive Plan
with Plan Amendment

Name and Position	Dollar Value ($)(1)	Number of RSU Awards Granted(2)	Stock Grants(3)
James A. Wilhelm Executive Officer (PEO)	2,288,000	104,000	—
G. Marc Baumann Chief Financial Officer(PFO)	924,000	42,000	—
John V. Holten Chairman	—	—	—
Michael K. Wolf EVP and Chief Administrative Officer	924,000	42,000	—
Steven A. Warshauer EVP—Operations	924,000	42,000	—
Executive Officers as a Group (total of 8)	8,756,000	398,000	—
Non-Executive Director Group (total of 7)	1,540,000	—	70,000
Non-Executive Officer Employee Group	7,744,000	352,000	—

(1)
Represents number of shares of restricted stock units expected to be granted if the Plan Amendment is approved.

(2)
Represents number of shares expected to be granted to our current Non-Executive Directors under the Directors Compensation Plan through April 2011 based on a stock price of $22.00 per share

(3)
Represents the total value of shares for each named executive officer, executive officers as group, and non-executive officer employee as a group based on a stock price of $22.00 per share.

Federal Income Tax Consequences of Awards

        The following is general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

        Incentive Stock Options.    For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

        Non-Statutory Stock Options.    A participant who receives a non-statutory stock option with an exercise price equal to the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the company is subject to tax withholding by us.

        Restricted Stock Units.    There are no immediate tax consequences of receiving an award of restricted stock units under the Plan. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the restriction period or, if later, the payment date.

        Stock Awards.    Stock awards will generally be taxed in the same manner as non-statutory stock options. However, a restricted stock award is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to us. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant's ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

        The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us. If the stock award consists of stock units, no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

        Tax Effect for Our Company.    Unless limited by Section 162(m) of the Code, we generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

        Section 162(m) Limits.    Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The Plan is qualified such that awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the Plan provides that no employee may be granted more than 1,000,000 shares in any calendar year.

Vote Required for the Plan Amendment

        Approval of the Plan Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented and voting at the meeting.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2, APPROVAL OF THE AMENDMENTS TO THE STANDARD PARKING LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 3—APPOINTMENT OF INDEPENDENT AUDITORS

        At its meeting on March 11, 2008, the Audit Committee has recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the year ending December 31, 2008, and our stockholders are asked to approve the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2008. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

        We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3, THE APPOINTMENT
OF ERNST & YOUNG LLP.

AUDIT COMMITTEE DISCLOSURE

General

        The Audit Committee of the Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors' qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors' Fees

        The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2007. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2007	2006
Audit Fees(1)	$788,400	$826,083
Audit Related Fees(2)	$30,350	$237,200
Tax Fees(3)	—	—
All Other Fees(4)	$3,265	$2,500
Total	$822,015	$1,065,783

    (1)
    Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, including review of registration statements and issuance of consents. The fees for 2006 are $25,000 higher than reported in our Proxy Statement for our 2007 annual meeting due to audit fees incurred but not communicated until after the mailing of our 2007 Proxy Statement.

    (2)
    Audit Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit

      Fees, including general accounting advice and opinions related to various employee benefit plans and due diligence related to mergers and acquisitions. For 2007, Audit Related Fees consist of $30,350 for the 401(k) audit. For 2006, Audit Related Fees consist of $24,500 for the 401(k) audit and $212,700 for due diligence related to mergers and acquisitions.

    (3)
    Tax Fees include the aggregate fees for professional services related to tax compliance, tax advice and tax planning. There were no Tax Fees for 2007 or 2006.

    (4)
    All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2007 and 2006 all Other Fees consist of fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between the Company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K and audit of the 401(k) plan for 2007 was approved by the Audit Committee on March 6, 2007. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the Board or the Audit Committee, as provided in our pre-approval policies and procedures.

        We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2007 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP. We have received confirmation and a letter from Ernst & Young LLP required by Independence Standards Board No. 1, and discussed with Ernst & Young LLP its independence.

Report of the Audit Committee

        In connection with the financial statements for the fiscal year ended December 31, 2007, our Audit Committee has been focused on several topics, including:

            (i)  the oversight of our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

           (ii)  a review and assessment of our internal audit, controllership and finance functions;

          (iii)  a review of our risk management efforts, including its insurance and our compliance program and related investigations;

          (iv)  discussions with Ernst & Young LLP and management of accounting topics, discussions concerning proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;

           (v)  monitoring the processes by which our CEO, CFO and Corporate Controller certify the information contained in our quarterly and annual filings;

          (vi)  reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

         (vii)  reviewing our approach toward establishing reserves;

        (viii)  reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2007, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards Board Standard No. 61, as amended, "Communication with the Audit Committee," and our related press releases in connection with our quarterly reports and discussed and reviewed the results of Ernst & Young LLP examination of the financial statements; and

          (ix)  discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussing its independence and related issues.

        As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent auditors to serve until the 2009 annual meeting of stockholders, and that the Board submit this appointment to our stockholders for approval at the Annual Meeting.

  THE AUDIT COMMITTEE

  Robert S. Roath (Chair)
  Karl G. Andren
  Charles L. Biggs
  Karen M. Garrison

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

        To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances: John V. Holten, who serves as our Chairman of the Board, and his affiliates, The JVH Descendents' 2004 Trust and Steamboat Industries LLC, each filed a late Form 4 reporting one single transaction, Mr. Klintberg, who serves as a director, filed two late Form 4s reporting one transaction each, Charles Biggs, Karen Garisson, Leif Onarheim, Petter Østberg and Robert Roath, each of whom serves as a director, filed one late Form 4 reporting one transaction.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

        If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2009Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary of the Company on or before December 23, 2008. Stockholder proposals to be presented at the 2009 Annual Meeting of Stockholders that are not to be included in the Company's proxy materials must be received by the Company no earlier than November 27, 2008, nor later than December 23, 2008, in accordance with the procedures set forth in our Bylaws.

        Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave, Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), "Report of the Compensation Committee," and "Report of the Nominating & Corporate Governance Committee" will not be deemed incorporated, unless specifically provided otherwise in that other filing.

Chicago, April 4, 2008

APPENDIX A
RELATED PARTY TRANSACTION POLICY

A.    Introduction.

        The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted this policy that shall be followed in connection with all related party transactions involving the Company.

        Under this policy, any "Related Party Transaction" shall be consummated or shall continue only if:

  1.
  the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party

  2.
  the transaction is approved by the disinterested members of the Board of Directors

  3.
  the transaction involves compensation approved by the Company's Compensation Committee.

For these purposes, a "Related Party" is:

  1.
  an executive officer (which includes each executive vice president and Section 16 officer) or director of the Company;

  2.
  a shareholder owning in excess of five percent of the Company (or its controlled affiliates);

  3.
  a person who is an immediate family member of a senior officer or director; and

  4.
  an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

        For these purposes, a "Related Party Transaction" is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S K under the Securities Exchange Act of 1934), other than:

  1.
  transactions available to all employees generally

  2.
  transactions involving less than $5,000 when aggregated with all similar transactions.

B.    Audit Committee Approval

        The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each regularly scheduled Audit Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company, including the proposed aggregate value of such transactions if applicable. After review, the Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those proposed transactions.

        In the event management recommends any further Related Party Transactions subsequent to a regularly scheduled Audit Committee meeting, such transactions may be presented to the Committee for approval at the next scheduled meeting or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Notwithstanding the post ratification procedure for Related Party Transactions provided herein, no Related Party Transaction where the amount equals or exceeds $60,000 shall be entered into without the prior approval the Audit Committee.

C.    Corporate Opportunity

        The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or through referral. Before such opportunity may be consummated by a Related Party, such opportunity shall be presented to the Board of Directors of the Company for consideration.

D.    Disclosure

        All Related Party Transactions are to be disclosed in the Company's applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Audit Committee of the Board and any material Related Party Transaction shall be disclosed to the full Board of Directors.

APPENDIX B

PLAN AMENDMENT

        Subject to approval by the Corporation's shareholders, the Standard Parking Long-Term Incentive Plan (the "Plan") is hereby amended, effective April 22, 2008, as follows:

  1.
  The aggregate number of Shares as to which Awards may be granted pursuant to Article III of the Plan shall be increased from 2,000,000 to 2,175,000.

  2.
  Article VII L. of the Plan shall be amended by adding the following sentence to the end of the paragraph:

  No Incentive Options may be granted under this Plan after January 23, 2012 unless otherwise permitted by law.

  3.
  Article XXI of the Plan shall be amended as follows:

  The Plan shall terminate on April 22, 2028. The Plan may be terminated at an earlier date by vote of the stockholders or the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination. Notwithstanding anything in this Plan to the contrary, any Options granted prior to the effective date of the Plan's termination may be exercised until the earlier of (i) the date set forth in the Award Agreement, or (ii) in the case of an Incentive Option, ten (10) years from the date the Option is granted, subject to the limitations of Article VII L.; and the provisions of the Plan with respect to the full and final authority of the Committee under the Plan shall continue to control.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) In Black or Blue ink

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING:

			FOR	AGAINST	ABSTAIN
	1. Election of nine directors to serve until the 2009 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.		2. To approve amendments to the Long-Term Incentive Plan. ☐	☐	☐
			FOR	AGAINST	ABSTAIN
FOR ALL ☐	WITHHOLD ☐ AUTHORITY	*EXCEPTIONS ☐	3. To appoint Ernst & Young LLP as independent auditors for fiscal 2008. ☐	☐	☐

			To change your address, please mark this box.		☐

			I plan to attend the Annual Meeting.		☐
Nominees:
	01 Karl G. Andren		COMPANY ID:
	02 Charles L. Biggs		PROXY NUMBER:
	03 Karen M. Garrison		ACCOUNT NUMBER:
04 John V. Holten
05 Gunnar E. Klintberg
06 Leif F. Onarheim
07 A. Petter Østberg
08 Robert S. Roath
09 James A. Wilhelm

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.)

	Signature	Signature	Date		, 2008
NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

STANDARD PARKING CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY FOR THE ANNUAL MEETING ON APRIL 22, 2008

                The undersigned hereby constitutes and appoints James A. Wilhelm — President and Chief Executive Officer and Robert N. Sacks — Executive Vice President, General Counsel and Secretary or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at The Whitehall Hotel, 105 East Delaware Place, Chicago, IL, on April 22, 2008, at 9:00 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting,

                The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 4, 2008 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

                YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.  THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.  ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

                This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR items 1, 2 and 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

(Continued, and to be dated and signed, on the reverse side.)

QuickLinks

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2008
STANDARD PARKING CORPORATION
STANDARD PARKING CORPORATION 900 North Michigan Avenue, Suite 1600 Chicago, Illinois 60611
STANDARD PARKING CORPORATION 900 North Michigan Avenue, Suite 1600 Chicago, Illinois 60611 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
GENERAL INFORMATION
ABOUT THE ANNUAL MEETING
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE BOARD'S NINE NOMINEES.
BOARD AND CORPORATE GOVERNANCE MATTERS
MEETINGS AND COMMITTEES OF THE BOARD
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS
SECURITY OWNERSHIP
Standard Parking Corporation Long-Term Incentive Plan
AUDIT COMMITTEE DISCLOSURE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
INCORPORATION BY REFERENCE
APPENDIX A RELATED PARTY TRANSACTION POLICY
APPENDIX B PLAN AMENDMENT